                                                                      EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                               JUNE 30,             JUNE 30,
                                        -------------------  --------------------

                                            1997      1996      1997       1996
                                        ---------  --------  ---------  ---------

        Net loss........................  $(7,510)  $(6,659)  $(48,654)  $(13,526)
                                          =======   =======   ========   ========

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING

        Weighted average common shares
         outstanding....................   30,684    17,528     29,922     13,476
        Shares to be issued
         (other equity)................       644         -        537          -
        Weighted average shares to
         reflect common stock options
         issued after March 31, 1996,
         pursuant to the treasury stock
         method.........................        -     2,068          -      2,844
        Weighted average shares to
         reflect the conversion of
         Series A, B and C Preferred
         Stock..........................        -     7,678          -     10,557
                                           ------    ------     ------     ------
        Pro forma weighted average
         number of common and common
         equivalent shares outstanding..   31,328    27,274     30,459     26,877
                                           ======    ======     ======     ======

        Pro forma net loss per common
         and common equivalent share....  $ (0.24)   $(0.24)  $  (1.60)    $(0.50)
                                          =======    ======   ========     ======


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